Exhibit 99.1

Letter to Employees

Subject:    Today’s update
Date:         February 5, 2025
Sonos,

As I just shared with you on our call, I’ve made the very difficult decision to eliminate about 200 positions at our company.

In the interest of minimizing uncertainty for everyone as quickly as possible, if your job has been eliminated, you’ll soon receive an email describing your transition and severance package along with the option to schedule a 1:1 meeting with our People team. Everyone else will receive an email confirming that your job has not been affected.
To those we're saying goodbye to today, I want to thank you for your contributions to Sonos. There’s no way around the fact that this is a terrible outcome. The company and I are committed to doing everything we can to support you in the coming days, weeks and months.
Understanding it was likely hard to take in much else during the call, I’m going to re-share what I said about how and why we are doing this.

I know that everyone here cares deeply about Sonos and the experiences we build for our customers – and I know that you want us to get back on track after a tough year. You’ve also told me that we’re struggling to make all the progress we want.

One thing I’ve observed firsthand is that we’ve become mired in too many layers that have made collaboration and decision-making harder than it needs to be. So across the company today we are reorganizing into flatter, smaller, and more focused teams.
Most significantly, we are reorganizing our Product organization into functional groups for Hardware, Software, Design, Quality and Operations, and away from dedicated business units devoted to individual product categories. With this simpler organization in place, cross-functional project teams will come together to improve our core experience and deliver new products. Being smaller and more focused will require us to do a much better job of prioritizing our work — lately we’ve let too many projects run under a cloud of half-commitment. We’re going to fix this too.
Here is what will happen next.
As I described during the call, anyone whose job has been eliminated will receive an email with details regarding their transition.
On that front, here are some details:

All impacted employees will receive severance pay based on the time they’ve been with us. Their RSUs will continue to vest through the February 15 vest date. Those on our quarterly bonus plan will be eligible to receive a Q1 bonus if attained. Our US employees will also receive health care coverage through the severance period.
This week I’d ask that we focus on our departing colleagues and supporting them as they exit. Next week, we’ll regroup to talk about the road ahead.
For those that are departing, please let me know if I can be helpful with introductions for your job search – just send me an email. For those that will remain, hit me on Slack or email any time.
Tom